                                                                   EXHIBIT 10.10

                                  April 7, 1999



Paul Melmon
1408 Cordilleras Avenue
San Carlos, CA  94070

Dear Paul,

        On behalf of Pets.com, Inc. (the "Company"), I am pleased to offer you the position of Vice President of Engineering of the Company. Speaking for myself, as well as the other members of the Company's management team, we are all very impressed with your background and experience and look forward to working with you.

        The terms of your new position with the Company are as set forth below:

        1. POSITION.

                a. You will become the Vice President of Engineering of the Company, working out of the Company's headquarters which will be located in San Francisco. As Vice President of Engineering you will have overall responsibility for hiring and leading the teams in Engineering and Development, Network Operations and Quality Assurance. As a member of the senior management team you will participate in setting strategy for the Company and you will set technology strategy and be responsible for the successful and timely implementation of the Company's technology roadmaps. This includes building a world class team. In this position you will report to the Company's Chief Executive Officer, Julie Wainwright

                b. You agree to the best of your ability and experience that you will at all times loyally and conscientiously perform all of the duties and obligations required of and from you pursuant to the express and implicit terms hereof, and to the reasonable satisfaction of the Company. During the term of your employment, you further agree that you will devote all of your business time and attention to the business of the Company, the Company will be entitled to all of the benefits and profits arising from or incident to all such work services and advice, you will not render commercial or professional services of any nature to any person or organization, whether or not for compensation, without the prior written consent of the Company's Board of Directors, and you will not directly or indirectly engage or participate in any business that is competitive in any manner with the business of the Company. Nothing in this letter agreement will prevent you from -accepting speaking or presentation engagements in exchange for honoraria or from serving on boards of charitable organizations, or from owning no more than one percent (1%) of the outstanding equity securities of a corporation whose stock is listed on a national stock exchange.

        2. START DATE. Subject to fulfillment of any conditions imposed by this letter agreement, you will commence this new position with the Company on April 26, 1999.

        3. PROOF OF RIGHT TO WORK. For purposes of federal immigration law, you will be required to provide to the Company documentary evidence of your identity and eligibility for employment in the United States. Such documentation must be provided to us within three (3) business days of your date of hire, or our employment relationship with you may be terminated.

        4. COMPENSATION.

                a. BASE SALARY. You will be paid a monthly salary of $13,333.33, which is equivalent to $160,000.00 on an annualized basis. Your salary will be payable pursuant to the Company's regular payroll policy.

        5. STOCK OPTIONS.

                [a. INITIAL GRANT. In connection with the commencement of your employment, the Company will recommend that the Board of Directors grant you an option to purchase 238,950 (1.9%) shares of the Company's Common Stock ("Shares") with an exercise price equal to the fair market value on the date of the grant. These option shares will vest at the rate of 25% one year after your hire date and 1/48th per month thereafter. Vesting will, of course, depend on your continued employment with the Company. The option will be an incentive stock option to the maximum extent allowed by the tax code and will be subject to the terms of the Company's 1999 Stock Plan and the Stock Option Agreement between you and the Company.

                b. PERSONAL TIME OFF. You will be entitled to 10 days paid personal time off (PTO) per year, pro-rated for the remainder of this calendar year. Vacation accrues from your first day of employment.

        6. CONFIDENTIAL INFORMATION AND INVENTION ASSIGNMENT AGREEMENT. Your acceptance of this offer and commencement of employment with the Company is contingent upon the execution, and delivery to an officer of the Company, of the Company's Confidential Information and Invention Assignment Agreement, a copy of which is enclosed for your review and execution (the "Confidentiality Agreement"), prior to or on your Start Date.

        7. CONFIDENTIALITY OF TERMS. You agree to follow the Company's strict policy that employees must not disclose, either directly or indirectly, any information, including any of the terms of this agreement, regarding salary, bonuses, or stock purchase or option allocations to any person, including other employees of the Company; provided, however, that you may discuss such terms with members of your immediate family and any legal, tax or accounting specialists who provide you with individual legal, tax or accounting advice.

        8. AT-WILL EMPLOYMENT. Notwithstanding the Company's obligation described in Section 8 above, your employment with the Company will be on an "at will" basis, meaning that either you or the Company may terminate your employment at any time for any reason or no reason, without further obligation or liability.

        We are all delighted to be able to extend you this offer and look forward to working with you. To indicate your acceptance of the Company's offer, please sign and date this letter in the space provided below and return it to me, along with a signed and dated copy of the Confidentiality Agreement. This letter, together with the Confidentiality Agreement, set forth the terms of your employment with the Company and supersede any prior representations or agreements, whether written or oral. This letter may not be modified or amended except by a written agreement, signed by the Company and by you.

        This offer expires April 8, 1999 at 5 PM PST.

                                            Very truly yours,

                                            PETS.COM, INC.



                                               /s/  Julie Wainwright
                                            ------------------------------------
                                            Julie Wainwright, Chief Executive
                                            Officer



ACCEPTED AND AGREED:


Paul MelmOn

      /s/ Paul Melmon
---------------------------------
Signature

      4/8/99
---------------------------------
Date



                                      -3-